Exhibit 99.1

QVC Announces Final Results of Tender Offer for 7.125% Senior Secured Notes due 2017 and Preliminary Results of Tender Offer for 7.50% Senior Secured Notes due 2019

WEST CHESTER, Pa. (March 18, 2013) - QVC, Inc. announced today that, as of 5:00 p.m., New York City time, on March 15, 2013 (the “Any and All Expiration Date” and the “Dutch Auction Early Tender Deadline”), the following principal amounts of the outstanding senior secured notes have been tendered and accepted for purchase under the previously announced cash tender offers (the “Offers”) to purchase any and all of its outstanding $500 million in aggregate principal amount of 7.125% Senior Secured Notes due 2017 (the “Any and All Notes”) and up to $250 million in aggregate principal amount (as such amount may be increased in QVC’s sole discretion, the “Dutch Tender Cap”) of its 7.50% Senior Secured Notes due 2019 (the “Dutch Auction  Notes” and together with the Any and All Notes, the “Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase, dated as of March 4, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”).

Series of Notes	CUSIP Numbers	Outstanding Principal Amount Prior to Commencement of the Offers	Principal Amount Tendered on or Prior to the Any and All Expiration Date or the Dutch Auction Early Tender Deadline, as applicable	Principal Amount Accepted at Any and All Expiration Date or the Dutch Auction Early Tender Deadline, as applicable
Any and All Notes:

7.125% Senior Secured Notes due 2017	747262AC7, U74900AB4	$500,000,000	$124,463,000	$124,463,000

Dutch Auction Notes:

7.500% Senior Secured Notes due 2019	747262AA1, 747262AB9, U74900AA6	$1,000,000,000	$230,708,000	$230,708,000

Holders of the Any and All Notes that have been accepted for purchase will receive the total consideration of $1,039.40 for each $1,000 principal amount of the Any and All Notes purchased pursuant to the Offers. All of the tenders of Dutch Auction Notes were made at various bid prices within the acceptable bid price range of $1,105.00 - $1,120.00 per $1,000 principal amount of Notes. Holders of the Dutch Auction Notes who validly tendered and did not withdraw their Dutch Auction Notes on or prior to the Dutch Auction Early Tender Deadline, and whose Dutch Auction notes are purchased pursuant to the Offers, will be entitled to receive the total consideration payable under the Offers, which includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Dutch Auction Notes so purchased. Based on the modified Dutch Auction procedure as described in the Offer to Purchase, the total consideration for the Dutch Auction Notes is $1,120 for each $1,000 principal amount of Dutch Auction Notes.  QVC expects to make payment for such accepted Any and All Notes and Dutch Auction Notes today.

Pursuant to the Offer to Purchase, holders of Dutch Auction Notes may tender their Notes after the Dutch Auction Early Tender Deadline. However, any such tender will not be entitled to receive the Early Tender Payment. The Offer for the Dutch Auction Notes will expire at 11:59 p.m., New York City Time, on April 1, 2013 unless extended (such time and date, as the same may be extended, the “Dutch Auction Expiration Date”).

As the withdrawal date of 5:00 p.m., New York City time, on March 15, 2013 has passed, previously tendered Dutch Auction Notes can no longer be withdrawn, and holders who tender Dutch Auction Notes after such withdrawal date will not have withdrawal rights unless otherwise required by applicable law.

Subject to and in accordance with applicable law, QVC reserves the right to amend, extend or terminate the Offer for the Dutch Auction Notes at any time prior to the Dutch Auction Expiration Date.

On March 18, 2013, QVC will send a written notice to the trustee for the indenture governing the Any and All Notes exercising its right to redeem the Any and All Notes that were not tendered pursuant to the Offers.  QVC expects to close such redemption on or about April 17, 2013.

Additional Information

QVC has retained Barclays Capital Inc., J.P.Morgan Securities LLC and Wells Fargo Securities, LLC to act as the Lead Dealer Managers for the Offers. BNP Paribas Securities Corp., BofA Merrill Lynch and Morgan Stanley & Co. LLC  are the Co-Dealer Managers for the Offers. Global Bondholder Services Corporation is the Information Agent and Depositary for the Offers. Questions regarding the Offers should be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect) and Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll-free) or (212) 430-3774 (for banks and brokers). This press release is for informational purposes only. This press release is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities. The Offers are being made solely pursuant to the Offer to Purchase and related documents. The Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of QVC by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. None of QVC, the Dealer Managers or the Information Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the Offers. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Form 10-K for additional information about QVC and about the risks and uncertainties related to QVC’s business which may affect the statements made in this press release.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation